Exhibit 99.1

Jabil Announces Appointment of New Director

ST. PETERSBURG, Fla – October 16, 2019 – Today, Jabil Inc. (NYSE: JBL), announced Kathleen A. Walters has been appointed to the Jabil Board of Directors.

“We are pleased to announce that Kathy Walters has rejoined our Board,” said Tim Main, Jabil’s Chairman of the Board. “Kathy’s many years of extensive operating experience, both domestically and internationally, coupled with her proven track record of driving growth through effective business strategies and operational efficiencies, make Kathy a great addition to our Board,” he added.

Ms. Walters previously served as an independent director on Jabil’s Board of Directors from 2005-2011, when she served as the chair of the Compensation Committee and on other special committees of the Board.

“I’m excited to rejoin the Board of Directors of Jabil,” said Walters. “I’ve closely followed the company’s success over the past nine years. During that time, the company has grown considerably and now serves several new and exciting end-markets. Moving ahead, I believe my background in both manufacturing and consumer products aligns well with the strategic direction of the company and I welcome another opportunity to contribute as a member of the Board.”

Ms. Walters was an executive at Georgia-Pacific Corp (GP) from 2004 until her retirement in June 2019, serving her last 12 years as the executive vice president and group president, leading the consumer products group. She also served three years as president of the North American Commercial Business for GP. Before joining GP, Ms. Walters served as president and chief executive officer of Sappi Fine Paper North America. Prior to that, she held several key leadership positions in Europe and the United States for Kimberly-Clark Corporation and Scott Paper Company. Walters is chairman of the Board of Trustees for Syracuse University and a member of the Board’s executive committee. She also is a member of the Boards of the Georgia Aquarium and the World Affairs Council of Atlanta. She holds a bachelor’s degree in mathematics from Syracuse University, as well as a Master of Business Administration in finance and strategic planning from the University of Pennsylvania, Wharton Business School.

“Kathy’s familiarity with Jabil, and extensive experience in leading global businesses, make her uniquely qualified for Jabil’s board,” said Tom Sansone, Jabil’s Vice Chairman of the Board. “We are very pleased to have Kathy rejoin our Board, and we look forward to her valuable perspectives and contributions to Jabil’s continued success.”

About Jabil: Jabil (NYSE: JBL) is a manufacturing solutions provider that delivers comprehensive design, manufacturing, supply chain and product management services. Leveraging the power of over 200,000 people across 100 sites strategically located around the world, Jabil simplifies complexity and delivers value in a broad range of industries, enabling innovation, growth and customer success. For more information, visit jabil.com.

Investor Contact:

Adam Berry

Vice President, Investor Relations

Investor_Relations@jabil.com

Media Contact:

Michelle Smith

Vice President, Corporate Communications

Michelle_Smith@jabil.com